EXHIBIT 99.1

Ryerson to Restate and Revise Consolidated Statements of Operations

Impact Cumulatively Reduces Retained Earnings by $0.6 Million

Chicago, Illinois – March 17, 2006 – Ryerson Inc. (NYSE: RYI), announced today that it expects to restate financial statements as of December 31, 2004 and for the years ended December 31, 2004 and 2003. The company also expects to restate the unaudited consolidated financial statements for each of the first three quarters of 2005 and 2004 and the year-to-date periods therein, and to revise the previously reported fourth quarter and year-to-date 2005 results included in the press release dated February 16, 2006. The restatement and revision would result in a cumulative effect of a reduction of retained earnings of $0.6 million as of December 31, 2005. The restatement and revision will adjust the results for the following errors:

•	Classification of certain processing costs—The company will correct the classification of certain metal processing costs, which will have no impact on operating profit, pretax income, net income, or earnings per share. The company historically included certain processing costs as components of warehousing and delivery expenses in its presentation within the statement of operations, rather than as components of cost of materials sold. Generally accepted accounting principles require such processing costs to be classified as a component of cost of materials sold. We previously concluded, incorrectly, that the classification was appropriate as it is what we believe to be the common presentation format of the statement of operations in the metals distribution industry. The correction would result in the reduction of warehousing and delivery expense and an equal increase in the cost of materials sold of $87.0 million, $74.9 million and $64.5 million for the years ended December 31, 2005, 2004 and 2003, respectively.

•

Canadian nickel surcharges—As previously disclosed in the unaudited fourth quarter 2005 results, a Canadian subsidiary incorrectly recorded nickel surcharges incurred in the purchase of stainless steel as period costs, rather than as a component of the inventory cost. The restatement and revision will report the impact of the surcharges in the appropriate periods. The adjustments would increase cost of materials sold by $5.0 million for the year ended December 31, 2005, and decrease cost of materials sold $3.0 million and $0.8 million for the years ended December 31, 2004 and 2003, respectively. The cumulative impact of the nickel surcharges error correction prior to 2003 would be a $0.8 million increase to retained earnings ($1.2 million pretax).

•	Deferred income tax credit—The effect of the restatement would increase the January 1, 2003 retained earnings by $2.7 million to correct an out-of-period deferred income tax credit adjustment. This also would require a revision of the 2005 results to reduce net income by an equal amount of $2.7 million.

•	Unrecorded audit adjustments—There were unrecorded audit adjustments that were individually and in the aggregate immaterial to the financial statements. The aggregate impact of the adjustments for these items would reduce net income $0.1 million and $0.4 million for the years ended December 31, 2005 and 2004, respectively. There was no impact on net income for the year ended December 31, 2003.

The cumulative effect of all the adjustments would be a reduction of retained earnings as of December 31, 2005 of $0.6 million consisting of a reduction in net income of $6.1 million for 2005; increases in net income of $1.5 million and $0.5 million for 2004 and 2003, respectively; and an increase of $3.5 million to the January 1, 2003 retained earnings for adjustments pertaining to periods prior to 2003. The impact on diluted earnings per share would be a reduction of $0.23 per share for 2005, and increases of $0.07 and $0.02 for 2004 and 2003, respectively.

The attached schedules provide detail on the expected impact of the restatement and revisions on the statement of operations for the affected periods. As a result of the restatement, the company’s previously filed financial statements for those periods noted in the introductory paragraph should no longer be relied upon. Additionally, the company is filing an extension of the filing deadline for the Form 10-K for the year ended December 31, 2005, which is necessary to complete our work. While the company does not anticipate changes in the amounts stated above, changes are possible until such time as the financial statements are complete.

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Ryerson is a leading metals service center in North America, with 2005 sales of $5.8 billion. Ryerson distributes and processes metals, primarily stainless steel, carbon steel and aluminum, through a network of more than 110 distribution facilities across the U.S., Canada, Mexico and India.

Business Risks: This press release contains statements that are not historical facts and are forward-looking statements. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectations, such as “anticipates”, “is planning to”, “estimates”, “expects”, or “believes”) are based on the company’s current expectations, estimates, assumptions, forecasts, and projections about the general economy, industry, and company performance. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that could result in actual outcomes or results being materially different from those expressed or forecast. Representative factors that may affect the company’s performance include the general economy and business conditions relating to metals-consuming industries; cyclicality of our business, due to the cyclical nature of our customers’ businesses; managing the costs of purchased metals relative to the price at which we sell our products during periods of rapid price escalation, when we may not be able to pass through pricing increases fully to our customers quickly enough to maintain desirable gross margins; managing inventory and other costs and expenses; consolidation in the metals manufacturing industry, from which we purchase product, which could limit our ability to effectively negotiate and manage costs of inventory or cause material shortages, either of which would impact profitability; remaining competitive and maintaining market share in the highly fragmented metals distribution industry, in which price is a competitive tool and in which customers who purchase commodity products are often able to source metals from a variety of sources; whether our growth strategies, including our marketing programs and acquisitions, will generate sufficient additional sales to increase our market share or profitability; whether we can integrate acquisitions such as Integris Metal successfully without loss of key employees or customers; the timing and cost of our consolidation of our multiple information technology platforms to a single SAP platform, particularly in light of the number of facilities acquired when we purchased Integris Metals; our customer base, which, unlike many of our competitors, contains a substantial percentage of large customers, so that the potential loss of one or more large customers could negatively impact tonnage sold and our profitability; potential for a work slowdown or another work stoppage at our Chicago-area plants, which represent about 10 percent of sales, and at which the joint union membership is working without a contract and conducted a week-long strike in March 2006; and our substantial debt, with a debt-to-capitalization ratio of 62% at December 31, 2005, with $575 million available under our credit facility and with $100 million 9-1/8% Notes due July 15, 2006. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

RYERSON INC. (formerly Ryerson Tull, Inc.) AND SUBSIDIARY COMPANIES

SUMMARY OF ADJUSTMENTS TO NET INCOME (UNAUDITED)

(in millions, except per share data)

Impact by Period	Cost of sales classification adjustment	Canadian nickel surcharge inventory adjustment	Other adjustments	Tax effects on adjustments	Other income tax adjustment	Net income adjustment (1)	Diluted EPS adjustment
Adjustment to January 1, 2003 retained earnings	$—	$1.2	$—	$(0.4)	$2.7	$3.5	Not applicable(2)

2003	$—	$0.8	$—	$(0.3)	$—	$0.5	$ 0.02

2004
1Q 2004	$—	$1.3	$—	$(0.5)	$—	$0.8	$ 0.04
2Q 2004	—	0.7	—	(0.3)	—	0.4	0.02
3Q 2004	—	0.3	—	(0.1)	—	0.2	0.01
4Q 2004	—	0.7	(0.6)	—	—	0.1	—

Year	$—	$3.0	$(0.6)	$(0.9)	$—	$1.5	$ 0.07

2005
1Q 2005	$—	$(0.2)	$0.5	$(0.1)	$—	$0.2	$ —
2Q 2005	—	—	1.6	(0.6)	—	1.0	0.04
3Q 2005	—	(0.4)	(1.7)	0.8	—	(1.3)	(0.04)
4Q 2005	—	(4.4)	(0.6)	1.7	(2.7)	(6.0)	(0.23)

Year	$—	$(5.0)	$(0.2)	$1.8	$(2.7)	$(6.1)	$(0.23)

Total	$—	$—	$(0.8)	$0.2	$—	$(0.6)	Not applicable(2)

(1)	The cumulative impact on net income (i.e. retained earnings) is a decrease of $0.6 million.
(2)	Not applicable because it is retained earnings and not net income.

RYERSON INC. (formerly Ryerson Tull, Inc.) AND SUBSIDIARY COMPANIES

REVISED AND RESTATED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	(In millions, except per share data) Year ended December 31,
	2005	2005	2005	2004	2004	2004	2003	2003	2003
	per 2/16/06 earnings release	adjustment	as revised (1)	as previously reported	adjustment	as restated	as previously reported	adjustment	as restated
Net sales	$5,782.0	$(1.5)	$5,780.5	$3,302.0	$—	$3,302.0	$2,189.4	$—	$2,189.4
Cost of materials sold	4,802.6	90.9	4,893.5	2,738.5	72.3	2,810.8	1,766.7	63.7	1,830.4

Gross profit	979.4	(92.4)	887.0	563.5	(72.3)	491.2	422.7	(63.7)	359.0
Warehousing and delivery	405.8	(87.0)	318.8	250.1	(74.9)	175.2	226.4	(64.5)	161.9
Selling, general and administrative	358.9	—	358.9	218.3	—	218.3	187.5	—	187.5
Restructuring and plant closure costs	4.0	—	4.0	3.6	—	3.6	6.2	—	6.2
Pension curtailment gain	(21.0)	—	(21.0)	—	—	—	—	—	—
Gain on sale of assets	(6.6)	—	(6.6)	(5.6)	—	(5.6)	—	—	—

Operating profit	238.3	(5.4)	232.9	97.1	2.6	99.7	2.6	0.8	3.4
Other expense:
Other income and expense, net	3.7	—	3.7	0.3	—	0.3	0.1	—	0.1
Interest and other expense on debt	(76.2)	0.2	(76.0)	(23.8)	(0.2)	(24.0)	(18.8)	—	(18.8)

Income (loss) before income taxes	165.8	(5.2)	160.6	73.6	2.4	76.0	(16.1)	0.8	(15.3)
Provision (benefit) for income taxes	61.6	0.9	62.5	26.1	0.9	27.0	(2.0)	0.3	(1.7)

Income (loss) from continuing operations	104.2	(6.1)	98.1	47.5	1.5	49.0	(14.1)	0.5	(13.6)
Discontinued operations—Inland Steel Company
Gain on sale (net of tax provision of $3.7 in 2004)	—	—	—	7.0	—	7.0	—	—	—

Net income (loss)	104.2	(6.1)	98.1	54.5	1.5	56.0	(14.1)	0.5	(13.6)
Dividend requirements for preferred stock	0.2	—	0.2	0.2	—	0.2	0.2	—	0.2

Net income (loss) applicable to common stock	$104.0	$(6.1)	$97.9	$54.3	$1.5	$55.8	$(14.3)	$0.5	$(13.8)

Earnings per share of common stock
Basic:
Income (loss) from continuing operations	$4.12	$(0.24)	$3.88	$1.90	$0.06	$1.96	$(0.58)	$0.02	$(0.56)
Inland Steel Company—gain on sale	—	—	—	0.28	—	0.28	—	—	—

Basic earnings (loss) per share	$4.12	$(0.24)	$3.88	$2.18	$0.06	$2.24	$(0.58)	$0.02	$(0.56)

Diluted:
Income (loss) from continuing operations	$4.01	$(0.23)	$3.78	$1.84	$0.07	$1.91	$(0.58)	$0.02	$(0.56)
Inland Steel Company—gain on sale	—	—	—	0.27	—	0.27	—	—	—

Diluted earnings (loss) per share	$4.01	$(0.23)	$3.78	$2.11	$0.07	$2.18	$(0.58)	$0.02	$(0.56)

(1)	The Company intends to restate the consolidated statements of operations for the nine months ended September 30, 2005 and each of the quarters and year-to-date periods therein.